Exhibit 10.3
Executive Incentive Plan
     On August 9, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of American Superconductor Corporation (the “Company”), and on August 10, 2011, the Board of Directors of the Company, approved an executive incentive plan for the Company’s fiscal year ending March 31, 2012 (“fiscal 2011”). Participants in the plan include the Company’s Chief Executive Officer and all remaining executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer.
     The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.
     Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by the Committee’s outside compensation consultant Pearl Meyer & Partners.
     The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 156% of the target incentive. For each executive officer, individual incentive awards will be determined following the end of fiscal 2011 based on the following factors and their corresponding weightings:
•	the Company’s net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation expense, other unusual charges and any tax effects related to these items for fiscal 2011 as compared to the target established by the Committee — 40%

•	the executive’s achievement of individual, measurable objectives during fiscal 2011 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors — 40%

•	the executive’s overall contribution during fiscal 2011 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) — 20%
     The following table sets forth each current executive officer’s target cash incentive for fiscal 2011:

		Target Incentive as % of
Executive Officer	Title	Base Salary	Target Incentive
Daniel P. McGahn	President and Chief Executive Officer	100%	$480,000
David A. Henry	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	50%	$153,000
Timothy D. Poor	Executive Vice President, Sales, Business Development and Wind Segment	75%	$217,500
Susan J. DiCecco	Senior Vice President, Corporate Administration	50%	$121,000